Exhibit 21.1

Subsidiaries

Name	State of Incorporation or Formation
Kohl’s Department Stores, Inc.	Delaware
Kohl’s Investment Corporation	Delaware
Kohl’s Illinois, Inc.*	Nevada
Kohl’s Pennsylvania, Inc.*	Pennsylvania
Kohl’s New York DC, Inc.	Nevada
Kohl’s Texas, L.L.C.*	Delaware
Kohl’s Texas Limited Partner, L.L.C.*	Delaware
Kohl’s Texas, L.P.	Texas
Kohl’s Indiana, Inc. *	Delaware
Kohl’s Indiana, L.P.	Delaware
Kohl’s Michigan, L.P.	Delaware

*These subsidiaries are wholly owned subsidiaries of Kohl’s Department Stores, Inc.